Exhibit 10.1

Execution Copy

COMMUTATION, REASSUMPTION AND RELEASE AGREEMENT

between

ASSURED GUARANTY MUNICIPAL CORP. (formerly FINANCIAL SECURITY ASSURANCE INC.) and ASSURED GUARANTY (EUROPE) LTD. (formerly FINANCIAL SECURITY ASSURANCE (U.K.) LIMITED)

and

RADIAN ASSET ASSURANCE INC.

This Commutation, Reassumption and Release Agreement (this “Agreement”), effective as of 12:00:01 a.m. New York City time on January 1, 2012 (the “Effective Time”), is entered into by and among Assured Guaranty Municipal Corp. (formerly Financial Security Assurance Inc.) (“AGM”) and Assured Guaranty (Europe) Ltd. (formerly Financial Security Assurance (U.K.) Limited) (“AGE” and hereafter referred to collectively with AGM as the “Company”), on the one part, and Radian Asset Assurance Inc. (the “Reinsurer”), on the other part. Each of the Company and the Reinsurer are referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, AGM and AGE, on the one part, and the Reinsurer, on the other part, have entered into the reinsurance agreements and treaties identified in Exhibit A hereto (the “Reinsurance Agreements”);

WHEREAS, the Reinsurer has offered to pay and the Company has agreed to accept in full satisfaction of the Reinsurer’s past, present and future obligations and liabilities under the Reinsurance Agreements relating only to the cessions described on Exhibit B hereto (the “Commuted Cessions”), the Commutation Amount (as defined herein), which is to be paid in the manner set forth herein; and

WHEREAS, the Company and the Reinsurer now desire to terminate, settle and commute, effective as of the Effective Time, the Commuted Cessions;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the Parties hereto and upon the terms and subject to the conditions set forth in this Agreement, the Parties hereby agree as follows:

Section 1. Upon payment by the Reinsurer of the Commutation Amount as set forth below, effective as of the Effective Time, the respective interests and liabilities of the Parties under the Reinsurance Agreements, with respect to the Commuted Cessions only, are hereby fully and finally terminated, settled and commuted and each Party hereby irrevocably releases and forever discharges each of the other Parties and their predecessors, successors and assigns and each such Party’s (and their predecessors’, successors’ and assigns’) past and present parents, affiliates, agents, officers, directors, members, policyholders, employees and shareholders from any and all liabilities, including, but not limited to, losses, actions, causes of action, suits, claims, controversies, demands, debts, duties, executions, accounts, reckonings, bonds, bills, covenants, promises, contracts, agreements, damages, judgments, settlements, costs, expenses, reimbursements, adjustments, offsets, sums of money, omissions or obligations of any nature whatsoever arising out of or in any way relating to the Commuted Cessions, whether grounded in or based on law or in equity, by contract or in tort (including, but not limited to, claims based on extra-contractual liabilities), whether reported or unreported, known or unknown, or previously or currently existing or in the future arising, which such Party, its predecessor or successors ever had, now have or hereafter may have. The Parties further state their intent to release known and unknown, and past, present and future, claims on the terms set forth herein and expressly waive and disavow the application of any statutory or common law protection against the release of unknown or future claims.

Section 2. The Reinsurer agrees to pay to the Company $86,349,109.47 (the “Commutation Amount”) on or before January 27, 2012 in full and final settlement of any and all amounts which (i) are claimed heretofore or hereinafter to be due by the Reinsurer to the Company under the Reinsurance Agreements or otherwise and (ii) relate to, arise under or are in respect of the Commuted Cessions. The Reinsurer shall pay the Commutation Amount to AGM for the benefit of the Company by wire transfer in immediately available funds in accordance with the following wire transfer instructions:

Commutation Payment Wire Transfer Instructions

[REDACTED]
Currency:
Bank:

ABA Number:
Account Name:
Account Number:
Reference:

Promptly after receipt, the Company shall provide the Reinsurer with a written notice of receipt of such wire transfer (the “Commutation Payment Receipt”), in the form of the attached Exhibit C. The Commutation Payment Receipt shall be sent to the attention of Ari Ginsburg, by e-mail to the following address: Ari.Ginsburg@radian.biz. Allocation of the Commutation Amount as between AGM and AGE shall be the responsibility of such entities and shall not in any way effect the terms and conditions of this Agreement.

Section 3. Except with respect to the Commuted Cessions, which are commuted pursuant to and in accordance with this Agreement, the Reinsurance Agreements shall remain in full force and effect in accordance with their respective terms with respect to all other cessions made thereunder by the Company to the Reinsurer (the “Retained Cessions”). Without limitation of the foregoing, this Agreement does not in any way alter the rights, duties and obligations of the Parties with respect to the Retained Cessions in the future as provided therein, including, without limitation, the right of the Company to terminate said Reinsurance Agreements as provided therein.

Section 4. For a period of three years from and after the Effective Time, the Parties will keep (and cause their respective affiliates to keep) confidential the terms of this Agreement and the proposed commutations, terminations and releases, unless, in either case, such information is otherwise publicly available (through no breach of this Section 4 by either Party or otherwise) or is required to be disclosed by Legal Proceeding, this Agreement or applicable Law or regulation (including stock exchange rules) to which the Parties are bound or subject. Notwithstanding the foregoing, the Parties will be free to disclose any such information (i) to the extent necessary in order to establish their respective positions in any litigation or any arbitration or other Legal Proceeding based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of the proposed commutations, termination and releases to be consummated, (ii) to rating agencies, (iii) to governmental authorities requesting such information or in filings with such authorities, (iv) to self regulating organizations to which the disclosing party is subject, (v) to the extent necessary and appropriate, in connection with securities law filings and related disclosures, including, without limitation, earnings calls with investors, and (vi) to their respective Representatives that agree to be bound by confidentiality obligations related to such disclosed information that are at least as restrictive as the ones contained in this Agreement; provided, however, that to the extent commercially practicable, the party disclosing such information pursuant to clauses (iii) and (v) above will use reasonable efforts to notify the other party at least three days prior to the disclosure of such information, to the extent permitted by Law; provided, further, that no such prior notice shall be required where the information to be disclosed is substantially similar to prior disclosed information of which the other party was notified pursuant to this provision. The Parties agree to reasonably cooperate with each other on a timely basis with respect to the contents of any press release or similar public disclosure to be issued in connection with this Agreement and/or the transactions contemplated hereby, it being acknowledged that each Party intends to, and may, issue a press release announcing its entry into this Agreement and the transactions contemplated thereby. The Parties will be jointly and severally liable for the confidentiality obligations of their respective Representatives. For purposes of this provision, “Representatives” means, with respect to any party, such party’s officers, directors, executives and employees and any hired professionals, accountants, auditors, attorneys, consultants and other advisors, “Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement of any governmental authority, and “Legal Proceeding” means any judicial, administrative or arbitral action, suit, proceeding (public or private), claim or governmental proceeding. In the event of any conflict between this Section 4 and confidentiality provisions in the Reinsurance Agreements governing the Commuted Cessions, the provisions of this Section 4 shall control.

Section 5. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all other understandings, representations or agreements of the Parties. This Agreement may be modified only by a written amendment executed and delivered by the Parties.

Section 6. Each Party hereby represents and warrants to the other Party that it is a company duly organized, validly existing and in good standing in its jurisdiction of domicile, that the execution and delivery of this Agreement is duly authorized by such Party, that the person executing and delivering this Agreement on behalf of such Party has the requisite authority to do so, and that this Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally. Each Party hereby represents and warrants to the other Party that no consent, approval or authorization of, or declaration or filing with, or notice to, any governmental authority or other person is required to be obtained or made by such Party, which has not been so obtained or made, in connection with the execution and delivery of this Agreement by such Party or the consummation by such Party of the transactions contemplated by this Agreement.

Section 7. All covenants, agreements, rights and obligations of each Party under this Agreement shall inure to the benefit of and be binding upon the Company and the Reinsurer as they are identified in this Agreement, their parents, subsidiaries and affiliates, and their respective predecessors, successors, assigns, officers, directors, agents, employees, shareholders, representatives and attorneys, and this Agreement is not intended to confer any rights or benefits upon persons or entities other than the foregoing parties. The rights and obligations of either Party under this Agreement may not be assigned without the written consent of the other Party.

Section 8. This Agreement is the product of arm’s length negotiations and the terms of this Agreement have been completely read and fully understood and voluntarily accepted by both the Company and Reinsurer, having the benefit of the advice of counsel.

Section 9. The Parties further agree as follows:

(a) This Agreement shall be governed by and construed in accordance with New York law, without regard to principles of conflicts of law that would result in the application of the laws of a different jurisdiction.

(b) Subject to paragraph (c) of this Section 9, each Party hereby agrees that process in any action or proceeding may be served by registered mail, return receipt requested, or in any other manner permitted by the rules of the court in which the action or proceeding may be brought.

(c) Each Party hereby agrees that, as a condition precedent to any action, any dispute or difference arising out of this Agreement shall be referred to arbitration, as provided in Article XV of the Further Amended and Restated Quota Share Treaty (MB QS-3 (11/1/90)) and the Amended and Restated as of January 1, 2008 Interests and Liabilities Contract Concerning such Further Amended and Restated Quota Share Treaty (MB QS-3 (11/1/90)) between Financial Security Assurance Inc. (now AGM) and certain named subsidiaries and affiliates, including Financial Security Assurance (U.K.) Limited (now AGE) and Radian Asset Assurance Inc.

Section 10. Each of the Parties, without further consideration and at its own cost and expense, shall execute and deliver such other documents and take such other action as may be necessary or reasonably requested by a Party to effect this Agreement.

Section 11. The Parties further agree as follows:

(a) If any provision of this Agreement is held to be unenforceable for any reason, other than a provision in Section 1, 2 or 3 of this Agreement, it shall be adjusted or reformed rather than voided, if possible, to achieve the intent of the Parties to this Agreement. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other competent jurisdiction.

(b) If any provision in Section 1, 2 or 3 of this Agreement is held to be unenforceable for any reasons, then the entire Agreement is hereby unenforceable and void ab initio.

Section 12. In the event that following the execution and delivery of this Agreement and consummation of the transactions contemplated herein, including, without limitation, the release of the Parties from their liabilities under the Reinsurance Agreements with respect to the Commuted Cessions, the release of a Party’s obligations under the Commuted Cessions is rescinded or voided, upon the insolvency, bankruptcy, dissolution, liquidation, rehabilitation or reorganization of the Reinsurer or the Company, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Reinsurer or the Company, then the Parties shall be restored in all respects to their respective positions under the Reinsurance Agreements and such Commuted Cessions, including, but not limited to, the right of offset with respect to any amounts due under the Reinsurance Agreements, as if this Agreement had not been executed and delivered, the Commutation Amount had not been paid and the Parties not released as herein provided; provided that nothing in this Section 12 shall apply unless and until the Commutation Amount has been returned in full to the Reinsurer.

Section 13. The failure of any Party to insist on strict compliance with this Agreement, or to exercise any right or remedy hereunder, shall not constitute a waiver of any rights contained in this Agreement nor estop the Parties from thereafter demanding full and complete compliance nor prevent the Parties from exercising such a remedy in the future.

Section 14. This Agreement may be executed by the Parties in any number of counterparts, and by each of the Parties in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[Remainder of page intentionally left blank – signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate and delivered by their duly authorized representatives.

ASSURED GUARANTY MUNICIPAL CORP.

By:	/s/ Robert B. Mills

Name:	Robert B. Mills

Title:	Chief Operating Officer

Date:	January 24, 2012

ASSURED GUARANTY (EUROPE) LTD.

By:	/s/ Nicholas Proud

Name:	Nicholas Proud

Title:	Chief Executive Officer

Date:	January 24, 2012

RADIAN ASSET ASSURANCE INC.

By:	/s/ David J. Beidler

Name:	David J. Beidler

Title:	President

Date:	January 24, 2012

EXHIBIT A

The Reinsurance Agreements

Reinsurance Agreement, made and entered into by and between Financial Security Assurance Inc. (n/k/a AGM) and Enhance Reinsurance Company (n/k/a Radian) effective as of January 1, 1988, as amended by the First and Second Amendment thereto.

Further Amended and Restated Quota Share Treaty (MB QS-3 (11/1/90)) (the “Municipal Quota Share Treaty”) and the Amended and Restated as of January 1, 2008 Interests and Liabilities Contract Concerning the Municipal Quota Share Treaty between Financial Security Assurance Inc. (n/k/a AGM) and various subsidiaries and affiliates thereof, including Financial Security Assurance (U.K.) Limited (n/k/a AGE), and Radian Asset Assurance Inc (“Radian”).

Further Amended and Restated Quota Share Treaty (QS-2 (1/1/90)) (the “Non-Municipal Quota Share Treaty”) and the Amended and Restated as of January 1, 2008 Interests and Liabilities Contract Concerning the Non-Municipal Quota Share Treaty between Financial Security Assurance Inc. (n/k/a AGM) and various subsidiaries and affiliates thereof, including Financial Security Assurance (U.K.) Limited (n/k/a AGE), and Radian.

Automatic Facultative Reinsurance Facility Agreement dated as of January 1, 1996 between Financial Security Assurance Inc. (n/k/a AGM) and its subsidiaries, including Financial Security Assurance (U.K.) Limited (n/k/a AGE) and Enhance Reinsurance Company (n/k/a Radian).

Automatic Facultative Reinsurance Facility Agreement dated as of January 1, 1997 between Financial Security Assurance Inc. (n/k/a AGM) and its subsidiaries, including Financial Security Assurance (U.K.) Limited (n/k/a AGE) and Enhance Reinsurance Company (n/k/a Radian).

Automatic Facultative Reinsurance Facility Agreement dated as of January 1, 1998 between Financial Security Assurance Inc. (n/k/a AGM) and its subsidiaries, including Financial Security Assurance (U.K.) Limited (n/k/a AGE) and Enhance Reinsurance Company (n/k/a Radian).

Automatic Facultative Reinsurance Facility Agreement dated as of January 1, 1999 between Financial Security Assurance Inc. (n/k/a AGM) and its subsidiaries, including Financial Security Assurance (U.K.) Limited (n/k/a AGE) and Enhance Reinsurance Company (n/k/a Radian).

Automatic Facultative Reinsurance Facility Agreement dated as of January 1, 2000 between Financial Security Assurance Inc. (n/k/a AGM) and its subsidiaries, including Financial Security Assurance (U.K.) Limited (n/k/a AGE) and Enhance Reinsurance Company (n/k/a Radian).

Automatic Facultative Reinsurance Facility Agreement dated as of January 1, 2001 between Financial Security Assurance Inc. (n/k/a AGM) and its subsidiaries, including Financial Security Assurance (U.K.) Limited (n/k/a AGE) and Enhance Reinsurance Company (n/k/a Radian).

Automatic Facultative Reinsurance Facility Agreement dated as of January 1, 2002 between Financial Security Assurance Inc. (n/k/a AGM) and its subsidiaries, including Financial Security Assurance (U.K.) Limited (n/k/a AGE) and Radian Reinsurance Inc. (n/k/a Radian).

Automatic Facultative Reinsurance Facility Agreement dated as of January 1, 2003 between Financial Security Assurance Inc. (n/k/a AGM) and its subsidiaries, including Financial Security Assurance (U.K.) Limited (n/k/a AGE) and Radian Reinsurance Inc. (n/k/a Radian).

Automatic Facultative Reinsurance Facility Agreement dated as of January 1, 2004 between Financial Security Assurance Inc. (n/k/a AGM) and its subsidiaries, including Financial Security Assurance (U.K.) Limited (n/k/a AGE) and Radian Reinsurance Inc. (n/k/a Radian).

Automatic Facultative Reinsurance Facility Agreement dated as of January 1, 2005 between Financial Security Assurance Inc. (n/k/a AGM) and its subsidiaries, including Financial Security Assurance (U.K.) Limited (n/k/a AGE) and Radian.

Automatic Facultative Reinsurance Facility Agreement dated as of January 1, 2006 between Financial Security Assurance Inc. (n/k/a AGM) and its subsidiaries, including Financial Security Assurance (U.K.) Limited (n/k/a AGE) and Radian.

Automatic Facultative Reinsurance Facility Agreement dated as of January 1, 2007 between Financial Security Assurance Inc. (n/k/a AGM) and its subsidiaries, including Financial Security Assurance (U.K.) Limited (n/k/a AGE) and Radian.

Automatic Facultative Reinsurance Facility Agreement dated as of March 1, 2008 between Financial Security Assurance Inc. (n/k/a AGM) and its subsidiaries, including Financial Security Assurance (U.K.) Limited (n/k/a AGE) and Radian.

Master Facultative Reinsurance Agreement No. FSA-AGR2 (1/1/92), effective as of January 1, 1992, between Financial Security Assurance Inc. (n/k/a AGM) and its subsidiaries and Asset Guaranty Reinsurance Company (n/k/a Radian).

EXHIBIT B

The Commuted Cessions

EXHIBIT C

Form of Receipt of Commutation Amount

[Date]

Radian Asset Assurance Inc.

335 Madison Avenue

New York, New York 10017

Re: Receipt of Commutation Amount

Ladies and Gentlemen:

Reference is made to the Commutation, Reassumption and Release Agreement, effective as of January 1, 2012 (the “Commutation Agreement”), by and among Assured Guaranty Municipal Corp., Assured Guaranty (Europe) Ltd. and Radian Asset Assurance Inc. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Commutation Agreement.

The undersigned, on behalf of the Company, hereby confirms receipt of the Commutation Amount on January 27, 2012.

Sincerely,

ASSURED GUARANTY MUNICIPAL CORP.,

on behalf of itself and on behalf of Assured Guaranty (Europe) Ltd.

By
Name:
Title: